Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-185504) pertaining to the 2012 Equity Incentive Plan of Silver Bay Realty Trust Corp.; (2) the Registration Statement (Form S-8 No. 333-211500) pertaining to the Restated 2012 Equity Incentive Plan of Silver Bay Realty Trust Corp.; and (3) the Registration Statement (Form S-3 No. 333-205478) pertaining to the registration of common stock of Silver Bay Realty Trust Corp. of our report dated February 28, 2017, with respect to the consolidated financial statements and schedule of Silver Bay Realty Trust Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Minneapolis, MN
February 28, 2017